EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (April 15, 2010) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced net income available to common shareholders of $1,466,000 or $0.36 per share ($0.36 diluted) for the quarter ended March 31, 2010, compared to the $740,000 or $0.18 per share ($0.18 diluted) earned in the first quarter of 2009.  The $726,000 or 98 percent increase in net income available to common shareholders for the current quarter was the result of an increase in net interest income, which more than offset increases in the provision for loan losses and noninterest expense, and a decrease in noninterest income.

The $2,142,000 or 42 percent increase in net interest income for the current quarter reflected a larger volume of interest earning assets, principally business loans and investment securities.  Net interest income was also favorably impacted by lower rates paid on deposit products, which reflected the low level of short-term market interest rates. The provision for loan losses for the current period increased $476,000 or 195 percent due to reserve allocations for impaired business loans, continued uncertainty in the economy and declining commercial real estate values.  The $276,000 or 5 percent increase in noninterest expense was primarily the result of increased carrying costs on impaired loans and foreclosed real estate, and increased FDIC deposit insurance premiums. The $140,000 or 8 percent decrease in noninterest income for the current period was primarily the result of a $163,000 gain from the sale of investment securities realized in the first quarter of 2009. No investment securities gains or losses were realized thus far in 2010.

On March 31, 2010, total assets were approximately $893 million, representing a $72 million or 9 percent increase above March 31, 2009.  Asset growth was driven primarily by increases in business loans and investment securities, which were funded by an increase in deposits generated from local markets.  Additional detailed financial information is provided in the Financial Highlights section of this Earnings Release.

In other news, on April 13, 2010, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.06 per common share, payable on or before May 11, 2010 to shareholders of record on April 27, 2010. This dividend is double the amount that was paid in the previous quarter and represents a $0.03 per share increase.  The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2010	2009
Interest income	$10,555	$9,289
Interest expense	3,317	4,193
Net interest income	7,238	5,096
Provision for loan losses	720	244
Noninterest income	1,539	1,493
Gain on sale of loans held for sale	144	167
Gain on sale of securities	-	163
Noninterest expense	6,084	5,808
Income before income taxes (benefit)	2,117	867
Provision (benefit) for income taxes	406	(96)
Net income	1,711	963
Preferred stock dividends and discount accretion	245	223
Net income available to common shareholders	$1,466	$740
Basic and diluted earnings per common share	$0.36	$0.18

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	March 31,	December 31,	March 31,
	2010	2009	2009
Cash and short term investments	$30,326	$26,179	$48,412
Investment securities	174,836	178,454	142,273
Loans	650,609	647,143	598,719
Allowance for loan losses	(7,711)	(7,175)	(4,850)
Net loans	642,898	639,968	593,869
Premises and equipment, net	11,113	11,223	11,884
Other assets	34,045	37,007	24,526
Total assets	$893,218	$892,831	$820,964

Deposits	$737,328	$722,957	$650,343
Borrowed funds	77,049	92,748	96,872
Other liabilities	4,916	5,114	4,882
Shareholders’ equity	73,925	72,012	68,867
Total liabilities and shareholders' equity	$893,218	$892,831	$820,964

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)
	Quarterly
	2010	2009	2009	2009	2009
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
(in thousands, except per share data)
Net income available to common shareholders	$1,466	$857	$831	$49	$740
Basic and diluted earnings per common share	$0.36	$0.21	$0.21	$0.01	$0.18
Cash dividends paid per common share	$0.03	$0.03	$0.03	$0.08	$0.12
Book value per common share	$14.05	$13.60	$13.77	$12.88	$12.97
Average common shares outstanding	4,077	4,064	4,051	4,032	4,023
Average diluted common shares outstanding	4,077	4,064	4,051	4,032	4,024

Performance Ratios (%)
Return on average assets (4)	0.77	0.50	0.50	0.14	0.50
Return on average equity (4)	9.33	6.05	6.12	1.66	5.70
Return on average realized equity (1)(4)	9.74	6.32	6.28	1.70	5.81
Net interest margin (2)	3.69	3.53	3.15	3.04	2.95
Efficiency ratio (3)	64.9	68.8	73.6	75.9	82.1

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.11	0.36	0.15	0.23	0.06
Allowance for loan losses to total loans	1.19	1.11	1.02	1.00	0.82
Nonperforming assets to total loans
and other real estate	4.30	5.33	3.98	3.29	2.92

Capital Ratios (%)
Average equity to average assets	8.26	8.35	8.17	8.50	8.76
Tier 1 leverage capital ratio	9.13	9.11	9.14	9.36	10.08
Tier 1 risk-based capital ratio	12.03	11.83	11.86	11.79	12.17
Total risk-based capital ratio	13.18	12.90	12.84	12.72	12.93

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2) net interest income (tax-equivalent) as a percentage of average interest earning assets
(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4) annualized for the quarterly periods indicated